Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Michael Kors Holdings Limited of our report dated September 20, 2011, except for the effects of the share split discussed in Note 1, as to which the date is November 30, 2011, relating to the consolidated financial statements of Michael Kors Holdings Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 19, 2012